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APW Ltd. Board Approves Stock Option Plan

WAUKESHA, Wis.--(BUSINESS WIRE)--July 19, 2000--APW Ltd. (NYSE: APW - news) announced today that its Board of Directors has approved the APW Ltd. 2000 Stock Option Plan and under this plan, management has been granted certain options that are unique and require high performance by the APW leadership team to realize value.

Under the terms of the performance option grants, 106 employees of APW Ltd. will be awarded options. The options will be priced based on the closing price of APW Ltd. common stock on the fourth "when-issued" trading day, which will be July 27, 2000. The options will vest if the common stock of APW Ltd. reaches $80 per share within three years and the individual is still employed with APW Ltd. Alternatively, the options vest in seven years following date of grant if the individual is still employed with APW Ltd.

"We firmly believe that the interests of our shareholders are enhanced when the business leadership team is committed to and rewarded by driving the growth of APW. APW Ltd. has numerous market opportunities that present great potential for our highly dedicated, motivated leadership team. We believe this special option grant will be very important in driving APW's future success. We are committed to creating value for our shareholders and team members while continuing to deliver value to our customers every day", said Richard G. Sim, Chairman, Chief Executive Officer and President of APW Ltd.

About APW Ltd.

APW Ltd., a Bermuda corporation, operates in over 45 locations throughout North America, Europe and Asia. APW Ltd. provides design services and manufacturing of integrated electronic enclosure systems including enclosures, power supplies, thermal management systems, backplanes and cabling either as stand along products or as an integrated custom system provided with product design, supply chain management and assembly and test services. These products and services are focused primarily to meeting the needs of OEMs in the rapidly growing communications, computing and internet markets.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these projections are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Applied Power's results are also subject to general economic conditions, continued market acceptance of the Company's new product introductions, the successful integration of recent acquisitions, operating margin risk due to competitive pricing, foreign currency fluctuations and interest rate risk.
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Contact:

     APW Ltd.
     Susan Hrobar, 262/523-7775